September 20, 2017

Phillips Edison Grocery Center REIT I, Inc.
11501 Northlake Drive
Cincinnati, Ohio 45249

Phillips Edison Grocery Center Operating Partners I, L.P.
11501 Northlake Drive
Cincinnati, Ohio 45249

Re: Asset Management Compensation for Remainder of 2017
Ladies and Gentlemen:
Reference is made to (i) that certain Amended and Restated Advisory Agreement, dated as of September 1, 2017 (the “Advisory Agreement”) between Phillips Edison Grocery Center REIT I, Inc., a Maryland corporation (the “Company”), Phillips Edison Grocery Center Operating Partnership I, L.P., a Delaware limited partnership (the “Partnership”), and Phillips Edison NTR LLC, a Delaware limited liability company (the “Advisor”), and (ii) that certain Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 2, 2014, as amended (the “Partnership Agreement”). Capitalized terms not otherwise defined herein shall have the respective meanings assigned to such terms in the Advisory Agreement and the Partnership Agreement.
WHEREAS, the Company anticipates closing its acquisition of certain real estate assets, the third-party asset management business and certain other assets of Phillips Edison Limited Partnership (the “PELP Transaction”) in the fourth quarter of 2017;

WHEREAS, in anticipation of the closing of the PELP Transaction (the “Closing”), the Advisor seeks to make certain changes with respect to the manner in which the Partnership issues Class B Units to the Advisor and the manner in which the Company pays Asset Management Fees to the Advisor in connection with services provided by the Advisor under the Advisory Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.
Third Quarter 2017 Class B Unit Issuance. In connection with services provided under the Advisory Agreement, the General Partner shall cause the Partnership to issue to the Advisor prior to the Closing a number of Class B Units equal to the quotient of (a) the product of the Cost of Assets as of September 19, 2017 multiplied by 0.0425% divided by (b) the Value of one share of Common Stock as of September 19, 2017; provided, that such issuance of Class B Units shall be subject to the approval of the Company’s board of directors. Such Class B Units shall be issued in lieu of the Class B Units otherwise issuable to the Advisor pursuant to Section 16.1 of the Partnership Agreement for the same period, and the parties hereto acknowledge and agree that Advisor will not be issued any additional Class B Units pursuant to Section 16.1 of the Partnership Agreement for any period thereafter. Notwithstanding the foregoing: (i) if the Cost of Assets as of September 30, 2017 is greater than the Cost of Assets as of September 19, 2017, then the Partnership shall pay to the Advisor, subsequent to September 30, 2017, an amount of cash equal to (w) the difference between the Cost of Assets as of September 30, 2017 less the Cost of Assets as of September 19, 2017 multiplied by (x) 0.0425%; and (ii) if the Cost of Assets as of September 30, 2017 is less than the Cost of Assets as of September 19, 2017, then the Advisor shall pay to the Partnership, subsequent to September 30, 2017, an amount of cash equal to (y) the difference between the Cost of Assets as of September 19, 2017 less the Cost of Assets as of September 30, 2017 multiplied by (z) 0.0425%. The Partnership or the Advisor, as applicable, shall make any such cash payment on or before October 31, 2017.

2.
Asset Management Fees. The Company shall pay the Advisor or its assignees an Asset Management Fee for asset management services provided subsequent to September 30, 2017 in an amount equal to (i) 1/365th of 0.85% multiplied by (ii) the number of days from (and including) October 1, 2017 through (and including) the day immediately preceding the Closing multiplied by (iii) the Cost of Assets as of the day immediately preceding the Closing. Such Asset Management Fee shall be paid within 30 days of the day immediately preceding the Closing and shall be paid in lieu of any Asset Management Fee or other fee otherwise payable to the Advisor pursuant to the Advisory Agreement (including Sections 8.2 and 12.3 thereof) or the Partnership Agreement for the same period.

3.
Modification. This agreement shall not be changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or permitted assigns.

4.
Severability. The provisions of this agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

5.	Construction. The provisions of this agreement shall be construed and interpreted in accordance with the laws of the State of New York.

6.
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[Signature Page Follows]

Please confirm your agreement to the foregoing by signing a copy of this letter in the space provided below.

Very truly yours,

PHILLIPS EDISON NTR LLC

By: Phillips Edison Limited Partnership, its
sole member

By: Phillips Edison & Company, Inc., its
general partner

By: /s/ Devin Murphy
         Devin I. Murphy, Vice President

Acknowledged and Agreed to
as of the date first written above:

PHILLIPS EDISON GROCERY CENTER REIT I, INC.

By: /s/ Jeffrey S. Edison
Jeffrey S. Edison, Chief Executive Officer

PHILLIPS EDISON GROCERY CENTER OPERATING PARTNERSHIP I, L.P.

By: Phillips Edison Grocery Center OP GP I, LLC, its general partner

By: /s/ Devin Murphy
Devin I. Murphy, Vice President